Exhibit 99.1

ALX Oncology Reports Second Quarter 2020 Financial Results and Provides Operational and Clinical Highlights

Completed initial public offering of common stock on July 21, 2020, raising gross proceeds of $185.7 million

Strengthened leadership team and expanded board of directors to support growth

IND open for ALX148 in combination with azacitidine for first-line treatment of patients with higher risk myelodysplastic syndromes (MDS)

BURLINGAME, Calif., August 27, 2020 (GLOBE NEWSWIRE) -- ALX Oncology Holdings Inc., (“ALX Oncology” or the “Company”) (Nasdaq: ALXO) a clinical-stage immuno-oncology company developing therapies that block the CD47 checkpoint pathway, today reported financial results for the second quarter ended June 30, 2020, and operational and clinical development highlights.

“Our mission is to leverage the unique profile of ALX148 to transform the lives of patients with cancer,” said Jaume Pons, Ph.D., President and Chief Executive Officer of ALX Oncology. “We believe ALX148, our lead development candidate, is emerging as a next-generation checkpoint inhibitor designed to have high affinity for CD47 and to overcome hematologic toxicity limitations associated with other CD47 blocking approaches in the clinic. With the successful completion of our initial public offering in July, we have a strong cash position to advance ALX148 in multiple clinical trials for hematologic and solid tumor malignancies in combination with a number of leading anti-cancer agents. We are focused on executing our clinical development plans and look forward to providing more updates in the future.”

Operational Highlights:

•

Completed initial public offering (“IPO”). In July 2020, ALX Oncology closed an upsized IPO of 9,775,000 of its common stock, including the exercise in full of the underwriters’ option, at a public offering price of $19.00 per share. The aggregate gross proceeds to ALX Oncology from the IPO were approximately $185.7 million, before deducting underwriting discounts and commissions and other offering expenses. The Company’s common stock commenced trading on the Nasdaq Global Select Market under the ticker symbol “ALXO” on July 17, 2020.

•

Appointed Jeanne Jew as Chief Business Officer. In August 2020, Jeanne Jew was appointed Chief Business Officer of ALX Oncology. Ms. Jew brings to ALX Oncology over 25 years of business development and commercial planning experience in the biopharmaceutical industry, most recently serving as Senior Vice President of Business Development of Paratek Pharmaceuticals.

•

Appointed New Director. In April 2020, Rekha Hemrajani, was appointed to the Company's Board of Directors, and serves as the Audit Committee chair and as a member of the Corporate Governance and Nominating Committee. Ms. Hemrajani has over 20 years of business development and financial expertise in the biotechnology industry, and most recently served as President and Chief Executive Officer at Aravive.

Recent Clinical Developments for ALX148

ALX148 is a next generation CD47 blocking therapeutic that combines a high-affinity CD47 binding domain with an inactivated, proprietary Fc domain.

•

Opened Investigational New Drug (“IND”) Application for ALX148 in combination with azacitidine for first-line treatment of patients with higher risk myelodysplastic syndromes (MDS): ALX Oncology submitted the IND in June 2020, and the FDA issued a "Study May Proceed" letter in July 2020. The Company expects patient enrollment to begin in the fourth quarter of 2020.

•

Presented Preliminary Phase 1 Study Results of ALX148 in Combination with Rituximab in Patients with Refractory Non-Hodgkin Lymphoma. In June 2020, ALX Oncology presented preliminary results from the fully enrolled ALX148 plus rituximab combination cohort of the Phase 1 clinical program at the 25th Annual Congress of European Hematology Association [abstract #EP1247]. Thirty-three patients with relapsed or refractory non-Hodgkin Lymphoma (NHL) were administered ALX148 at 10 or 15 mg/kg once per week in combination with standard rituximab regimen. No exposure-dependent cytopenias were observed, and a greater response rate was observed in the higher dosing cohort of heavily pre-treated subjects with NHL.

•

Presented Phase 1 Study Results of ALX148 in Combination with Standard Anti-Cancer Antibodies and Chemotherapy Regimens in Patients with Advanced Solid Tumors. In May 2020, ALX Oncology announced final results from the fully enrolled ALX148 plus pembrolizumab and ALX148 plus trastuzumab portions of the Phase 1 clinical trial at the 2020 American Society of Clinical Oncology Annual Meeting [Abstract #3056]. Eighty-nine patients with advanced solid tumors were administered ALX148 in combination with standard regimens of: 1) pembrolizumab, 2) trastuzumab, 3) pembrolizumab plus 5-fluorouracil plus platinum, or 4) trastuzumab plus ramucirumab plus paclitaxel. Expansion cohorts were comprised of patients with previously treated advanced head and neck squamous cell carcinoma (HNSCC) and advanced gastric/gastroesophageal junction cancer (G/GEJ) demonstrated objective responses. ALX148 displayed a favorable tolerability profile with no exposure-dependent cytopenia observed across the dose range evaluated. Preliminary data suggest that ALX148 can be combined with chemotherapy-containing regimens with objective responses observed in patients with HNSCC and G/GEJ disease. Future clinical development will focus upon evaluating these combinations in patients with previously untreated disease as well as later line disease.

Second Quarter 2020 Financial Results:

•

Cash and Cash Equivalents: Cash and cash equivalents as of June 30, 2020, were $98.1 million. Including the net proceeds from the Company’s IPO of $172.7 million, after deducting underwriting discounts and commissions, the Company believes its cash balance is sufficient to fund planned operations through 2023.

•

Related-party Revenue: Related-party revenue for the quarter ended June 30, 2020, was $0.5 million compared to $1.3 million for the corresponding period in 2019. The decrease in related-party revenue relates to decreased fee-for-service hours provided to Tallac Therapeutics (“Tallac”) as a result of winding down the research and development agreement, which terminated in July 2020. Due to the changes in the arrangement with Tallac, the Company will no longer recognize any related-party revenue beginning with the third quarter of 2020.

•

Research and Development (“R&D”) Expenses: R&D expenses consist primarily of pre-clinical, clinical and manufacturing expenses related to the development of ALX148.  These expenses for the three months ended June 30, 2020, were $7.7 million, compared to $3.6 million for the three months ended June 30, 2019. The increase of $4.0 million was primarily attributable to an increase of $2.3 million in non-cash stock-based compensation expense, mainly resulting from modification of awards for former employees that transferred to Tallac, as well as increased clinical supply manufacturing costs of $1.4 million and increased clinical development personnel costs of $0.3 million.

•

General and Administrative (“G&A”) Expenses: G&A expenses consist primarily of administrative employee-related expenses, legal and other professional fees, patent filing and maintenance fees, and insurance. These expenses for the three months ended June 30, 2020, were $3.2 million, compared to $0.7 million for the prior-year period. This increase of $2.5 million was primarily due to increased headcount, and increased accounting, legal and other professional fees of $1.4 million to support the transition to a public company, and $0.6 million related to non-cash stock-based compensation expense from the modification of awards for a former employee that transferred to Tallac and additional stock option awards granted during the second quarter.

•

Net loss: Net loss attributable to common stockholders was $14.0 million and $5.2 million for the three months ended June 30, 2020, and 2019, respectively. Included in the $14.0 million loss for the three months ended June 30, 2020, was $2.6 million related to cumulative dividends allocated to preferred shareholders, which, along with prior cumulative dividends, were converted into common shares at the IPO. Non-GAAP net loss was $8.1 million and $4.1 million for the three months ended June 30, 2020, and 2019, respectively.  A reconciliation of GAAP to non-GAAP financial results can be found in a table at the end of this news release.

About ALX Oncology

ALX Oncology is a clinical-stage immuno-oncology company focused on helping patients fight cancer by developing therapies that block the CD47 checkpoint pathway and bridge the innate and adaptive immune system. ALX Oncology’s lead product candidate, ALX148, is a next generation CD47 blocking therapeutic that combines a high-affinity CD47 binding domain with an inactivated, proprietary Fc domain. ALX148 has demonstrated promising clinical responses across a range of hematologic and solid malignancies in combination with a number of leading anti-cancer agents. ALX Oncology intends to advance ALX148 into clinical development for the treatment of myelodysplastic syndromes and to continue clinical development for the treatment of a range of solid tumor indications.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on the Company’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s financial condition, results of operations and sufficiency of its cash and cash equivalents to fund its planned operations as well as statements about the Company’s expectations regarding its progress and timing of clinical trials for ALX148, including enrollment and its regulatory plans. These and other risks are described more fully in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 27, 2020, and other documents the Company subsequently files with the SEC from time to time. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

ALX Oncology Holdings Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2020	2019	2020	2019
Related-party revenue	$527	$1,295	$1,182	$2,327
Operating expenses:
Research and development	7,663	3,628	11,491	7,361
General and administrative	3,172	679	4,645	1,267
Cost of services for related-party revenue	479	1,177	1,075	2,115
Total operating expenses	11,314	5,484	17,211	10,743
Loss from operations	(10,787)	(4,189)	(16,029)	(8,416)
Interest expense	(219)	-	(434)	-
Other expense, net	(305)	-	(298)	(2)
Loss before income taxes	(11,311)	(4,189)	(16,761)	(8,418)
Income tax provision	(20)	(8)	(24)	(17)
Net loss and comprehensive loss	(11,331)	(4,197)	(16,785)	(8,435)
Cumulative dividends allocated to preferred stockholders	(2,641)	(981)	(4,624)	(1,886)
Net loss attributable to common stockholders	$(13,972)	$(5,178)	$(21,409)	$(10,321)

Condensed Consolidated Balance Sheet Data

(unaudited)

(Amount in thousands)

	June 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$98,103	$9,017
Total assets	$103,112	$10,676
Total liabilities	$12,467	$10,952
Convertible preferred stock	$175,043	$70,363
Total stockholders’ deficit	$(84,398)	$(70,639)

GAAP to Non-GAAP Reconciliation

(unaudited)

(in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
GAAP net loss, as reported	$(11,331)	$(4,197)	$(16,785)	$(8,435)
Adjustments:
Stock-based compensation	2,853	60	3,004	136
Accretion of term loan	113	-	221	-
Mark-to-market adjustment on financial instruments	308	-	408	-
Total adjustments	3,274	60	3,633	136
Non-GAAP net loss	$(8,057)	$(4,137)	$(13,152)	$(8,299)

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable Securities and Exchange Commission rules. We believe that the disclosure of these non-GAAP financial measures provides our investors with additional information that reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net loss, and diluted earnings per share, and are not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

“Non-GAAP net loss” is not based on any standardized methodology prescribed by GAAP and represent GAAP net loss adjusted to exclude (1) stock-based compensation expense, (2) accretion on term loan and (3) mark-to market adjustment on financial instruments (which include preferred stock warrants and derivatives) within our reconciliation of our GAAP to Non-GAAP net loss. Non-GAAP financial measures used by ALX Oncology may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

Investor Contact:

Peter Garcia

Chief Financial Officer, ALX Oncology

(650) 466-7125 Ext. 113

peter@alxoncology.com

Argot Partners

(212)-600-1902

alxoncology@argotpartners.com

Media Contact:

Karen Sharma

MacDougall

(781) 235-3060

alx@macbiocom.com

##